Exhibit 99.1

GFI Group Inc. Announces Third Quarter 2010 Results;

Declares Quarterly Cash Dividend

•                  Revenues: $209.7 Million; Non-GAAP Revenues: Up 9% to $214.6 Million

•                  GAAP Net Loss: $2.5 Million or $0.02 per Diluted Share

•                  Non-GAAP Net Income: $3.7 Million or $0.03 per Diluted Share

•                  Quarterly Cash Dividend Declared of $0.05 per Share

New York,  October 28, 2010 — GFI Group Inc. (NYSE: GFIG), a leading provider of wholesale brokerage, clearing services, electronic execution and trading support products for global financial markets, today announced financial results for the third quarter ended September 30, 2010.

Highlights

•                  Total GAAP and non-GAAP revenues for the third quarter of 2010 increased 9% from the third quarter of 2009 to $209.7 million and $214.6 million, respectively.  GAAP revenues included $26.4 million from Kyte Group (“Kyte”) which was acquired on July 1, 2010.

•                  Brokerage revenues for the third quarter of 2010 declined 5% to $174.7 million compared with the third quarter of 2009.  This included $1.6 million in brokerage revenues from Kyte.

•                  Compensation and employee benefits expense in the third quarter of 2010 was 63.6% of total GAAP revenues and 62.1% of non-GAAP revenues.  This compares with 70.3% of total revenues on a GAAP basis and 68.4% of total revenues on a non-GAAP basis in the third quarter of 2009.  The decrease in the GAAP and non-GAAP compensation and employee benefits expense ratios in the third quarter of 2010 was primarily due to the addition of clearing services revenues from Kyte.

•                  Non-compensation expenses were 38.0% of GAAP revenues and 35.3% of non-GAAP revenues in the third quarter of 2010.  This compares with 27.4% of total revenues on a GAAP basis and 26.0% on a non-GAAP basis in the third quarter of 2009.  The increase in the non-compensation expense ratio was primarily due to the addition of execution, clearing, and settlement costs from Kyte.

•                  On a GAAP basis, the net loss was $2.5 million, or $0.02 per diluted share, for the third quarter of 2010.  On a non-GAAP basis, net income was $3.7 million, or $0.03 per diluted share. In the third quarter of 2009, GFI’s GAAP net income was $2.8 million, or $0.02 per diluted share, and non-GAAP net income was $6.9 million, or $0.06 per diluted share.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our total revenues for the third quarter of 2010 increased 9% from the third quarter of 2009 and included the first contribution from our recent acquisition of the Kyte Group.  We acquired Kyte because of its expertise in listed derivative markets, its strong management team and its unique clearing, broking and investment services business model.

“Our third quarter brokerage revenues were 5% lower than the same quarter last year with strong growth in financial and commodity product revenues offset by lower revenues from fixed income and equity products.  Brokerage revenues were down 10% from the second quarter of 2010, with lower revenues across all categories with the exception of financial products.

“Historically, revenues in the second half of the year are lower than in the first half.  In addition, revenues in the third quarter of 2010 were affected by a combination of low trading volume and modest volatility in the fixed income and equity markets, continued uncertainty about the global economy and concerns over the impact on the swaps markets of the Dodd-Frank Act and pending European legislation.

“Our fixed income products brokerage revenues decreased 22% from the same quarter of last year as revenues from cash fixed income products declined 39% due to competitive pressures and generally

poor market conditions.   This was partially offset by 4% growth in fixed income derivative products, as well as our recent addition of a mortgage-backed securities brokerage business in the U.S.

“Equity product revenues were down 17% from the third quarter of 2009 due to slowness in the markets for cash equities and equity derivatives, especially in the Americas.

“In contrast, our financial product revenues continued to improve in the third quarter, increasing 20% from the same quarter of 2009.  Strength in emerging markets and Asia has been the major growth driver in this category since the beginning of the year.

“Our commodity product revenues rose 17% over the third quarter of 2009 due to growth in certain energy products as well as from the contribution of new desks.

“Our technological capabilities and ongoing development efforts continue to create an important foundation for our future growth. We have now rolled out hybrid electronic trading capabilities in all regions of the world, with signs of electronic traction continuing in the Americas and Asia-Pacific, while remaining strong in Europe.  We estimate that approximately 50% of our overall brokerage revenues are derived from desks with hybrid electronic brokerage capabilities.  Moreover, we estimate approximately 60% of our brokerage revenues are derived from markets which are supported by central counterparty clearing houses. We expect these trends to continue to grow, particularly in light of the regulations evolving across the financial markets in the U.S. and Europe.

“Our proven technology combined with our product expertise underlies our optimism that we will operate as a swap execution facility under the Dodd-Frank Act, further positioning us for new market opportunities resulting from the legislation.

“Looking at our preliminary brokerage revenues, excluding Kyte, for October, revenues are tracking down approximately 6% compared with brokerage revenues for the same month last year.

Mr. Gooch concluded:  “Despite current market conditions and challenges, we have achieved $30 million in non-GAAP earnings year to date, generated $139 million in adjusted EBITDA over the trailing twelve month period and ended the third quarter with balance sheet cash of $2.93 per share.  We plan to continue to build upon our product and geographic diversity, our technology advantages and our solid balance sheet.  We are pleased to declare a quarterly cash dividend of $0.05 per share to our shareholders.”

Revenues

For the third quarter of 2010, total revenues were $209.7 million on a GAAP basis.  This included revenues from Kyte totaling $26.4 million, which consisted of $21.6 million of clearing services revenues, $1.6 million of brokerage revenues, $1.6 million in equity in earnings of unconsolidated brokerage businesses, $0.9 million of other income and $0.7 million of interest income.

On a non-GAAP basis, total revenues for the third quarter of 2010 were $214.6 million. This excludes mark-to-market unrealized losses on forward hedges of future foreign currency revenues of $4.1 million, as well as a $0.8 million fair value mark-to-market adjustment of a future purchase commitment related to the Kyte transaction.

In the third quarter of 2009, total revenues were $192.2 million on a GAAP basis and $197.5 million on a non-GAAP basis.  The non-GAAP amount excludes a mark-to-market unrealized loss on forward hedges of future foreign currency revenues of $5.2 million.

Brokerage revenues in the third quarter of 2010 were $174.7 million (including $1.6 million from Kyte) compared with $184.4 million in the third quarter of 2009. Revenues from financial products and commodity products increased 20% and 17% respectively, while revenues from fixed income products and equity products decreased 22% and 17%, respectively, from the third quarter of 2009.  By geographic region, brokerage revenues for the third quarter of 2010 increased 21% in Asia-Pacific but decreased 10% in EMEA and 5% in the Americas compared with the third quarter of 2009.

Revenues from trading software, analytics and market data products for the third quarter of 2010 were $14.9 million, an increase of 9% from the third quarter of 2009.

Expenses

For the third quarter of 2010, compensation and employee benefits expense was $133.3 million compared with $135.1 million in the third quarter of 2009, both on a GAAP and non-GAAP basis. The third quarter of 2010 included $2.9 million of compensation and employee benefits expense for Kyte.

Non-compensation expenses for the third quarter of 2010 were $79.8 million on a GAAP basis and $75.7 million on a non-GAAP basis.  This included non-compensation expenses for Kyte of $25.5 million on a GAAP basis, with execution, clearing and settlement costs accounting for $21.0 million.  In the third quarter of 2009, GFI’s non-compensation expenses were $52.7 million on a GAAP basis and $51.3 million on a non-GAAP basis.

The effective tax rate for the first nine months of 2010 was 31% on a GAAP and non-GAAP basis compared with 37% in the same period of 2009.  The reduction in the effective tax rate in comparison to the first nine months of 2009 is due to a shift in the geographic mix of earnings towards jurisdictions with lower tax rates.

Earnings

On a GAAP basis, GFI’s net loss for the third quarter of 2010 was $2.5 million, or $0.02 per diluted share (including a loss before taxes and non-controlling interests of $2.0 million for Kyte).  On a non-GAAP basis, there was net income of $3.7 million, or $0.03 per diluted share.  In the third quarter of 2009, GFI’s net income was $2.8 million on a GAAP basis, or $0.02 per diluted share, and non-GAAP net income was $6.9 million on a non-GAAP basis, or $0.06 per diluted share.

Nine-Month Results

For first nine months of 2010, total GAAP revenues were $640.1 million (including $26.4 million of total revenues from Kyte) compared with $633.1 million for same period of 2009.  GAAP net income for the first nine months of 2010 was $21.3 million or $0.17 per diluted share.  For the first nine months of 2009, GAAP net income was $30.7 million or $0.25 per diluted share.  On a non-GAAP basis, total revenues for the first nine months of 2010 were $644.0 million compared with $630.2 million for the first nine months of 2009.   Net income for the first nine months of 2010 on a non-GAAP basis was $30.1 million or $0.24 per diluted share.  For first nine months of 2009, GFI’s non-GAAP net income was $34.5 million or $0.28 per diluted share.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share, and adjusted EBITDA.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the third quarter of 2010, the difference between GAAP and non-GAAP revenues was $4.9 million and the difference between the GAAP net loss and the non-GAAP net income was $6.2 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $4.1 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion from revenues of a $0.8 million fair value mark-to-market adjustment on the future purchase commitment related to the Kyte transaction;

•                  The exclusion of $2.1 million of amortization on all acquired intangible assets;

•                  The exclusion of $2.0 million of professional and other non-recurring fees related to the Kyte acquisition and integration and other business development projects; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $2.8 million.

In the third quarter of 2009, the difference between GAAP and non-GAAP revenues was $5.2 million and the difference between GAAP and non-GAAP net income was $4.1 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $5.2 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $2.4 million.

In the first nine months of 2010, the difference between GAAP and non-GAAP revenue was $3.9 million and the difference between GAAP and non-GAAP net income was $8.8 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $3.1 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion from revenues of a $0.8 million fair value mark-to-market adjustment on the future purchase commitment related to the Kyte transaction;

•                  The exclusion of $4.9 million of amortization on all acquired intangible assets;

•                  The exclusion of $3.9 million of professional and other fees related to the Kyte acquisition and integration and, other business development projects; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $3.9 million.

In the first nine months of 2009, the difference between GAAP and non-GAAP revenue was $2.9 million and the difference between GAAP and non-GAAP net income was $3.7 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of:

•                  $2.2 million mark-to-market unrealized gains on forward hedges of future foreign currency revenues; and

•                  a $0.7 million gain on the Company’s exchange of its investment in The Clearing Corporation for an investment in a holding company of ICE Trust;

•                  The exclusion of $4.1 million of amortization on all acquired intangible assets;

•                  The exclusion of $4.6 million related to severance and other restructuring initiatives, including an $0.8 million charge relating to the termination of a joint venture; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $2.1 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on November 30, 2010 to shareholders of record on November 15, 2010.

Conference Call

GFI has scheduled an investor conference call to discuss the results at 8:30 a.m. (Eastern Time) on Friday, October 29. Those wishing to listen to the live conference call via telephone should dial 800-510-0219 in North America, passcode 22534621; and +1 617-614-3451 in Europe, same passcode.

A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Website. For web cast registration information, please visit: http://www.gfigroup.com. Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

In addition, the Company has posted selected financial data for Kyte for the third quarter of 2010 on the Investor Relations page of its web site also under Supplementary Financial Information. It is being provided at this time to assist analysts and investors in assessing the impact of Kyte on GFI’s financial statements.  The Company does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc. www.GFIgroup.com

GFI Group Inc. (NYSE: “GFIG”) is a leading provider of wholesale brokerage, clearing services, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of fixed income, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,900 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Dubai, Dublin, Tel Aviv, Calgary, Los Angeles, Englewood (NJ) and Sugar Land (TX). GFI Group Inc. provides services and products to over 2,400 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFISM, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, Trayport® and Kyte®.

Forward-looking statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group Inc. (the “Company”) and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes; securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; uncertainties relating to litigation and the Company’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net

investorinfo@gfigroup.com

Chris Ann Casaburri

Investor Relations Manager

212-968-4167

chris.casaburri@gfigroup.com

Media Contact:

GFI Group Inc.

Patricia Gutierrez

Vice President - Public Relations

212-968-2964

patricia.gutierrez@gfigroup.com

GFI Group Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES:
Brokerage revenues:
Agency commissions	$125,011	$119,396	$406,465	$366,283
Principal transactions	49,677	64,989	166,499	216,770
Total brokerage revenues	174,688	184,385	572,964	583,053
Clearing services revenue	21,553	—	21,553	—
Equity in earnings of unconsolidated brokerage businesses	1,632	—	1,632	—
Software, analytics and market data	14,905	13,627	44,324	39,698
Interest income	914	172	1,231	895
Other (loss) income	(3,945)	(5,938)	(1,594)	9,501
Total revenues	209,747	192,246	640,110	633,147

EXPENSES:
Compensation and employee benefits	133,345	135,139	419,117	427,262
Execution, clearing and settlement fees	26,616	7,153	41,594	23,366
Communications and market data	13,788	11,661	36,369	34,399
Travel and promotion	8,665	8,280	26,899	24,310
Rent and occupancy	5,867	5,470	16,553	14,982
Depreciation and amortization	8,851	7,680	24,879	23,534
Professional fees	7,055	4,508	19,899	13,728
Interest	3,204	2,769	8,509	7,895
Other expenses	5,741	5,170	15,183	14,880
Total expenses	213,132	187,830	609,002	584,356

(LOSS) INCOME BEFORE (BENEFIT FROM) PROVISION FOR INCOME TAXES	(3,385)	4,416	31,108	48,791

(BENEFIT FROM) PROVISION FOR INCOME TAXES	(1,050)	1,633	9,643	18,052

NET (LOSS) INCOME BEFORE ATTRIBUTION TO NON-CONTROLLING SHAREHOLDERS	(2,335)	2,783	21,465	30,739

Less: Net income attributable to non-controlling interests	151	—	151	—
GFI’s NET (LOSS) INCOME	$(2,486)	$2,783	$21,314	$30,739

Basic (loss) earnings per share	$(0.02)	$0.02	$0.18	$0.26
Diluted (loss) earnings per share	$(0.02)	$0.02	$0.17	$0.25

Weighted average shares outstanding - basic	121,943,158	118,062,749	120,059,960	118,117,384

Weighted average shares outstanding - diluted	121,943,158	122,552,882	124,665,379	121,382,317

GFI Group Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

As a Percentage of Total Revenues

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES:
Brokerage revenues:
Agency commissions	59.6%	62.1%	63.5%	57.9%
Principal transactions	23.7%	33.8%	26.0%	34.2%
Total brokerage revenues	83.3%	95.9%	89.5%	92.1%
Clearing services revenue	10.3%	—	3.4%	—
Equity in earnings of unconsolidated brokerage businesses	0.8%	—	0.3%	—
Software, analytics and market data	7.1%	7.1%	6.9%	6.3%
Interest income	0.4%	0.1%	0.2%	0.1%
Other (loss) income	1.9%	3.1%	0.3%	1.5%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	63.6%	70.3%	65.5%	67.5%
Execution, clearing and settlement fees	12.7%	3.7%	6.5%	3.7%
Communications and market data	6.6%	6.1%	5.7%	5.4%
Travel and promotion	4.1%	4.3%	4.2%	3.8%
Rent and occupancy	2.8%	2.8%	2.6%	2.4%
Depreciation and amortization	4.2%	4.0%	3.9%	3.7%
Professional fees	3.4%	2.3%	3.1%	2.2%
Interest	1.5%	1.4%	1.3%	1.2%
Other expenses	2.7%	2.7%	2.4%	2.4%
Total expenses	101.6%	97.6%	95.2%	92.3%

(LOSS) INCOME BEFORE (BENEFIT FROM) PROVISION FOR INCOME TAXES	1.6%	2.4%	4.8%	7.7%

(BENEFIT FROM) PROVISION FOR INCOME TAXES	0.5%	0.8%	1.5%	2.9%

NET (LOSS) INCOME BEFORE ATTRIBUTION TO NON-CONTROLLING SHAREHOLDERS	1.1%	1.6%	3.3%	4.8%

Less: Net income attributable to non-controlling interests	0.1%	—	0.0%	—
GFI’s NET (LOSS) INCOME	1.2%	1.6%	3.3%	4.8%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Brokerage Revenues by Product Categories:
Fixed Income	$52,975	$68,235	$185,269	$223,727
Financial	39,731	33,166	116,964	97,662
Equity	37,172	44,673	131,325	146,920
Commodity	44,810	38,311	139,406	114,744

Total brokerage revenues	$174,688	$184,385	$572,964	$583,053

Brokerage Revenues by Geographic Region:
Americas	$71,224	$74,986	$221,108	$253,034
Europe, Middle East, and Africa	84,078	93,406	293,417	282,616
Asia-Pacific	19,386	15,993	58,439	47,403

Total brokerage revenues	$174,688	$184,385	$572,964	$583,053

	September 30,	December 31,
	2010	2009

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$318,026	$342,379
Deposits at clearing organizations	38,908	11,065
Total Balance sheet cash on hand	356,934	353,444
Balance sheet cash per share	2.93	2.98

Total assets (1)	1,421,147	952,094
Total debt, including current portion	189,361	173,688
Stockholders’ equity	522,615	484,102

Selected Statistical Data:
Brokerage personnel headcount (2)	1,152	1,082
Employees	1,968	1,768
Broker productivity for the period (3)	$150	$155

(1)                                  Total assets include receivables from brokers, dealers and clearing organizations of $401.8 million and $87.7 million at September 30, 2010 and December 31, 2009, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates, as well as balances with clearing organizations. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)                                  Brokerage personnel headcount includes brokers, traders, trainees and clerks.

(3)                                  Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

GAAP revenues	$209,747	$192,246	$640,110	$633,147
Gain on exchange of cost-method investments (a)	—	—	—	(697)
Fair value mark-to-market on future purchase commitment (a)	809	—	809	—
Mark-to-market loss (gain) on forward hedges of future foreign currency revenues (a)	4,078	5,218	3,081	(2,202)
Total Non-GAAP Revenues	214,634	197,464	644,000	630,248

GAAP expenses	213,132	187,830	609,002	584,356
Non-operating adjustments:
Amortization of intangibles	(2,114)	(1,356)	(4,941)	(4,084)
Professional and other fees for business development activities	(2,011)	—	(3,871)	—
Severance and other restructuring	—	—	—	(4,644)
Total Non-GAAP adjustments (a)	(4,125)	(1,356)	(8,812)	(8,728)
Non-GAAP operating expenses	209,007	186,474	600,190	575,628

GAAP (loss) income before (benefit from) provision for income taxes and non-controlling interests	(3,385)	4,416	31,108	48,791
Sum of Non-GAAP items = (a)	9,012	6,574	12,702	5,829
Non-GAAP income before tax provision and non-controlling interests	5,627	10,990	43,810	54,620

GAAP (benefit from) provision for income taxes	(1,050)	1,633	9,643	18,052

Income tax impact on Non-GAAP items (b)	2,794	2,432	3,937	2,116

Non-GAAP provision for income taxes	1,744	4,065	13,580	20,168
Net income attributable to non-controlling interests	151	—	151	—

GAAP net (loss) income	(2,486)	2,783	21,314	30,739

Sum of Non-GAAP adjustments [ (a) - (b) ]	6,218	4,142	8,765	3,713
Non-GAAP net income	$3,732	$6,925	$30,079	$34,452

GAAP basic net (loss) income per share	$(0.02)	$0.02	$0.18	$0.26

Basic non-operating income per share	0.05	0.04	0.07	0.03

Non-GAAP basic net income per share	$0.03	$0.06	$0.25	$0.29

GAAP diluted net (loss) income per share	$(0.02)	$0.02	$0.17	$0.25

Diluted non-operating income per share	0.05	0.04	0.07	0.03

Non-GAAP diluted net income per share	$0.03	$0.06	$0.24	$0.28

Weighted average Non-GAAP shares outstanding - basic	121,943,158	118,062,749	120,059,960	118,117,384

Weighted average Non-GAAP shares outstanding - diluted	127,334,469	122,552,882	124,665,379	121,382,317

GFI Group Inc.

Adjusted EBITDA

($ ‘000’s)	3Q09	4Q09	1Q10	2Q10	3Q10	Last twelve months (LTM)

Net income (loss) per U.S. GAAP before attribution to non-controlling interests	$2,783	$(14,451)	$13,376	$10,424	$(2,335)

Plus/Less: Extraordinary and other non-recurring (gains) and losses (i.e., non-GAAP adjustments)	6,574	31,359	1,495	2,195	9,012

Plus: Interest expense	2,769	2,645	2,575	2,730	3,204

Less: Interest income	(172)	(148)	(240)	(77)	(914)

Plus: Income tax expense (benefit)	1,633	(11,070)	6,738	3,955	(1,050)

Plus: Depreciation and amortization expense (excluding intangibles)	6,324	6,578	6,787	6,414	6,737

Plus: Amortization of RSU’s	7,339	6,256	6,784	6,511	6,894

Plus: Amortization of cash sign-on bonuses	9,184	7,852	5,192	8,344	5,070

Plus: Net (income) loss attributable to non-controlling interests	—	—	—	—	(151)

Adjusted EBITDA	$36,434	$29,021	$42,707	$40,496	$26,467	$138,691